                                                                       Exhibit 2
                                                                           FINAL
                                                                  EXECUTION COPY
                                                                  --------------




                             ACQUISITION SUPPLY AND
                               LICENSE AGREEMENT


                                      FOR

                                   OMNIPOINT

                      PERSONAL COMMUNICATION SYSTEMS (PCS)
                            INFRASTRUCTURE PRODUCTS


                                    BETWEEN:

                                 ERICSSON INC.



                                      and



                             OMNIPOINT CORPORATION

                               TABLE OF CONTENTS
                               -----------------


SECTION    DESCRIPTION                                      PAGE
- -------    -----------                                      ----

1.         Definitions                                         1

2.         Grant of Rights From OMNIPOINT to Ericsson          7

3.         Supply Commitment                                   9

4.         Ordering and Delivery                              10

5.         Delay                                              13

6.         Technology License Fees                            15

7.         Purchase Price                                     17

8.         Payment and Risk of Loss                           18

9.         BTS Performance Warranty                           19

10.        Software Performance Warranty                      21

11.        Limitation of Warranty; Limitation of Liability    22

12.        Post Warranty Support Services                     22

13.        Technical Assistance                               23

14.        Product Documentation                              24

15.        Incoming Inspection                                24

16.        Ownership of Marks, Copyrights, Trade              24
           Secrets and Labeling

17.        Quality Standards                                  25

18.        Reports and Audits                                 25

19.        Termination                                        26

                                      -i-


20.            Information Exchanges                              27

21.            Class A Changes                                    28

22.            Patent, Copyright and Intellectual Property        28
               Rights Indemnification

23.            Legal and Regulatory Compliance                    29

24.            Hazardous Materials                                30

25.            Force Majeure                                      31

26.            Arbitration                                        31

27.            Marketing Efforts                                  31

28.            General                                            32

Appendix A     BTSs and Minimum Prices

Appendix B     Software License Agreement

Appendix C     EDI Procedures

Appendix D     Technical Specifications

Appendix E     Quality Standards

Appendix F     Class A Changes

Appendix G     Mutual Non-Disclosure Agreement

Appendix H     BTS and Software Maintenance Services: Post-Warranty

Appendix I     Initial Benchmark Prices

Appendix J     [Reserved]


                        *CONFIDENTIAL INFORMATION;
                        HAS BEEN OMITTED AND FILED
                        SEPARATELY WITH THE COMMISSION
                                                                           Final
                                                                  Execution Copy
                                                                  --------------


                    ACQUISITION SUPPLY AND LICENSE AGREEMENT

                                      FOR

                     OMNIPOINT PCS INFRASTRUCTURE PRODUCTS

This Acquisition Supply and License Agreement (the "Agreement") made and entered into as of the 11th day of April, 1996 by and between ERICSSON INC., a Delaware corporation, having an office in Richardson, Texas, acting through its Radio Systems Division (hereinafter called "Ericsson"), and OMNIPOINT CORPORATION, a Delaware corporation, having its executive offices at 1365 Garden of the Gods Road, Colorado Springs, Colorado 80907 (hereinafter called "OMNIPOINT").

1.   DEFINITIONS.
     -----------

     "Actual Price(s)" shall mean the actual Net Sale Price of BTSs sold by Ericsson to Customers.

     "Base Station Controller ('BSC')" shall mean Ericsson engineered equipment providing channel management between the MSC and the BTS.

     "Base Transceiver Station ('BTS')" shall mean OMNIPOINT supplied equipment, including all necessary Software resident in the BTS, that incorporates OMNIPOINT's IS-661 technology (regardless of whether manufactured by OMNIPOINT, Nortel, or such other equipment manufacturer with whom OMNIPOINT has a manufacturing agreement), providing the radio link with mobile subscribers, excluding third-party OEM antennas, for use in any and all applications in the 1850-1990 MHz frequency band only.
     *

     "Blanket Order" shall mean an Order that does not contain a Delivery Date.

     "BTS Firmware" shall mean any set of programs owned by OMNIPOINT in machine readable object code residing in hardware memories, including fixed code instructions resident in memories or equivalent devices forming part of hardware, for application in Ericsson Equipment, that provides basic logic, operating instructions and user-related application instructions, as well as associated software documentation, and is used in conjunction with hardware.

     "Business Day" shall mean any day other than Saturday, Sunday or a statutory holiday observed by either party.

     "Change of Control" shall mean and shall be deemed to have occurred upon the first of the following events:

                 (A) any person becomes the beneficial owner, directly or indirectly, of securities of a company representing 50% or more of the combined voting power of the company's then outstanding voting securities and such person has the ability to elect a majority of the members of the Company's Board of Directors, if such ownership is not in place on the date of grant;

                 (B) any person becomes the beneficial owner, directly or indirectly, of securities of the company sufficient to elect a majority of the members of the Board of Directors of the company; or

                 (C) the sale of all or substantially all the assets of the company, or a merger, consolidation, or similar transaction of the company in which the company is not the surviving entity or the company's stockholders immediately prior to such transaction hold less than 50% of the voting securities of the surviving entity.

                 A Change in Control shall not include either of the following events:

                 (A) a transaction, the sole purpose of which is to change the state of the company's incorporation; or

                 (B) a transaction, the result of which is to sell all or substantially all of the assets of the company to another entity (the "surviving entity"); provided that the surviving entity is owned directly or indirectly by the company's stockholders immediately following such transaction in substantially the same proportions as their ownership of the company's voting capital stock immediately preceding such transaction.


     "Customer" shall mean any person, firm or corporation which purchases, leases, sublicenses or otherwise acquires a right to use any of the BTSs or Ericsson Equipment directly or indirectly from Ericsson.

     "Delivery Date" shall mean the date when a BTS shall be delivered to the Delivery Location.

     "Delivery Location" shall mean the Ericsson or Customer location to which the BTS shall be delivered.

     "EDI" shall mean electronic data interchange of information related to Orders and Releases.

     "Effective Date" shall mean the date first written above.

     "Ericsson Affiliate" shall mean all subsidiaries or affiliates wholly owned or controlled, directly or indirectly, by Ericsson Inc., and also includes Orbitel Mobile Communications Ltd.

     "Ericsson Equipment" shall mean all Ericsson supplied hardware components, software and firmware used or useful as part of or in connection with a System, including without limitation, Ericsson's base station subsystems, power supplies, OAM&P systems, transmission equipment, BSC, TRAU, MSC, HLR, VLR, Operational Support Systems ("OSS") and other ancillary equipment, but not including any equipment that can be shown to have been previously owned by a Customer or purchased by a Customer for a primary purpose other than to provide PCS type services.

     "Ericsson IS-661 PCS Infrastructure Equipment" shall mean Ericsson Equipment where such equipment is used in conjunction with one or more IS-661 based BTSs or incorporates IS-661 technology.

     "First Commercial Production Date" shall mean the date upon which both (i) a revenue producing System is fully operational in the New York MTA and
     (ii) the first BTS is used and incorporated in such revenue producing
     System.

     "Infrastructure Supply Agreement" shall mean that certain Acquisition Agreement for Ericsson CMS 40 Personal Communication Systems (PCS) Infrastructure Equipment by and between Ericsson Inc. and Omnipoint Communications Inc. entered into contemporaneously with the signing of this Agreement.

     "MSC" shall mean Mobile Switching Center. MSCs may also include, without limitation, MSC components.

     "Marks" shall mean the trademarks, trade names and service marks now owned by, licensed, or hereafter obtained by OMNIPOINT for the hardware and Software.

                          *CONFIDENTIAL INFORMATION;
                          HAS BEEN OMITTED AND FILED
                        SEPARATELY WITH THE COMMISSION

     "Maximum Shipping Period" shall mean:
      -----------------------

         (i) with respect to prior to
     following the First Commercial Production Date, a period upon which the parties mutually agree to be the maximum period of time after which BTSs for which an Order has been received by OMNIPOINT must be shipped from the Shipping Location in accordance with Section 4.3 and

          (ii) with respect to any period
     following the First Commercial Production Date, a period equal to if the BTSs covered by an Order were scheduled for shipment at such time in a Firm Forecast in accordance with Section 4.3 and (b) the BTSs were not so forecasted.

     By way of illustration, the Maximum Shipping Periods allowable under this Agreement are as follows:

     *








     "Net Sale Price" shall mean the total invoiced amount from the sale, lease, sublicense or other disposition of Ericsson Equipment (including spares sold therewith) and Operating Software (including any upgrades or Version Releases thereto) to a Customer, less (a) transportation and insurance charges for the delivery of Ericsson Equipment to the

     Customer or other purchaser, (b) customs duties and similar governmental charges, and (c) sales, excise or other taxes or governmental charges levied on the sale, lease or other disposition of the Ericsson Equipment and Operating Software.

     "Network Element" shall mean the Ericsson Equipment, Ericsson IS-661 PCS Infrastructure Equipment and Operating Software purchased from Ericsson by a Customer required to perform switching, transmission or network node functions for a System (e.g., Authentication Center ("AUC"), BSC, Equipment Identity Register ("EIR"), Messaging System ("MXE"), Mobile Switching Center/Visitor Location Register ("MSC/VLR"), Mobile Intelligent Network ("MIN"), Service Signaling Point ("SSP"), Home Location Register ("HLR"), Service Control Point ("SCP") and MSC). For purposes of this Agreement, the term Network Element includes BTSs.

     "Nortel" shall mean Northern Telecom Inc., Northern Telecom Canada Limited and Northern Telecom (CALA) Corporation.

     "OCI" shall mean Omnipoint Communications Inc.

     "OMNIPOINT Affiliate" shall mean all subsidiaries or affiliates wholly owned or controlled, directly or indirectly, by OMNIPOINT.

     "Operating Software" shall mean Ericsson supplied software provided in connection with the Sale of Ericsson IS-661 Infrastructure Equipment or for the purpose of expanding or upgrading an existing System and does not include Programs.

     "Orbitel" shall mean Orbitel Mobile Communications, Ltd.

     "Order" shall mean either the document issued or the output of an electronic "paperless" process, in either case the process initiated by Ericsson by which a BTS is ordered under this Agreement.

     "Product Documentation" shall mean the master copy of the documentation required for the installation, maintenance and use of BTSs.

     "Product Specifications" shall mean the specifications for BTSs, which will be provided to Ericsson as soon as such specifications are available. OMNIPOINT shall obtain Ericsson's consent to any such specifications and any changes made to such specifications which materially affect performance of the System, such consent not to be unreasonably withheld.

     "Program" shall mean OMNIPOINT's computer programs constituting BTS Firmware, OMNIPOINT provided Software for vocoder cards and, if so provided, OMNIPOINT developed Software for RLICs, including Updates thereto, and as implemented from time to time by OMNIPOINT.

     Purchase Price(s)" shall mean the amounts to be paid to OMNIPOINT by Ericsson as established or to be negotiated pursuant to Section 1 hereof.

     "Release" shall mean either the document issued or the output of an electronic "paperless" process, in either case the process initiated by Ericsson pursuant to a Blanket Order by which the Delivery Date for such Blanket Order is established.

     "Sale" or "Sold" shall mean the sale, lease, license, sublicense or other transfer or use by Ericsson and shall be deemed to occur upon invoicing or putting into use by Ericsson, whichever shall occur first.

     "Serial Number" shall mean the bar-code readable number specified by Ericsson to identify OMNIPOINT or Nortel, as applicable, as the manufacturer to be affixed to each field replaceable BTS that indicated the manufacturing location, year and week of manufacture and a set of numeric characters identifying the unique serial number.

     "Services" shall mean all services invoiced by Ericsson in connection with the Sale of any System, Ericsson Equipment or Operating Software, including without limitation installation, system integration, support, maintenance and training.

     "Shipping Date" shall mean the date when a BTS shall be delivered to the carrier at the Shipping Location for shipment to the Delivery Location.

     "Shipping Location(s)" shall mean the location(s) from which a BTS shall be shipped by OMNIPOINT.

     "Software" shall mean a disk, tape, PROM, EPROM, or other magnetic or electronic storage devices on which has been placed a machine readable expression of a Program and the machine readable expression of that Program together with a copy of the User Manual explaining the use of that Program.

     "Subsidiary" shall mean a corporation or company in which a party hereto effectively owns or controls, and continues to own or control, directly or indirectly, more than fifty percent (50%) of the voting stock of shares, and with respect to Ericsson, Orbitel shall also be considered a Subsidiary for purposes of this Agreement.

     "System" shall mean an Initial Configuration and all Expansions thereto (as the terms Initial Configuration and Expansion are defined in the Infrastructure Supply Agreement) purchased by a Customer from Ericsson, including all Ericsson Equipment, Ericsson IS-661 PCS Infrastructure Equipment, Operating Software, installation and other services purchased from Ericsson by a Customer relating to a System.

                          *CONFIDENTIAL INFORMATION;
                          HAS BEEN OMITTED AND FILED
                        SEPARATELY WITH THE COMMISSION

"Term" shall mean the period beginning on the Effective Date and ending on the fifth anniversary thereof, unless terminated earlier in accordance with the terms and conditions hereof, or unless extended by the mutual written consent of the parties hereto. The Term shall automatically be extended for such period of time as Infrastructure Supply Agreement is extended beyond December 31, 2001.

     "Territory" shall mean the world.

     "Update" shall mean a release of a Program in which only bug fixes to that Program are supplied.

     "User Manual" shall mean OMNIPOINT's copyrighted user information about a particular Program, and as revised from time to time by OMNIPOINT.

     "Version Release" shall mean a release of a Program in which new functionality has been added in addition to the normal complement of bug fixes also being supplied.

     "Warranty Period"
     beginning on the date of manufacture of each BTS by OMNIPOINT or Nortel, as applicable.

     "Warranty Repair Period" shall mean *
     commencing on the date that OMNIPOINT receives any of the following from
     Ericsson:  (a) a BTS which does not conform to the warranty set forth in
     Section 8.1 if the repair or replacement is to be performed at a location of OMNIPOINT, or (b) notice that a BTS does not conform to the warranty set forth in Section 8.1 if the repair or replacement is to be performed at a location of Ericsson or its Customers, or (c) notice that Software does not conform to the warranty set forth in Section 9.1.

2.   GRANT OF RIGHTS FROM OMNIPOINT TO ERICSSON

2.1  Subject to the terms and conditions set forth herein, OMNIPOINT hereby:

       (a) agrees to sell and Ericsson shall have the right to purchase (or otherwise procure, in the case of Software), for the purpose of use, resale or sublicense in the Territory, completed and fully operational BTSs from OMNIPOINT at the prices set forth in Section 6 and

     (b) grants to Ericsson a non-exclusive right and license to use, sell and lease BTSs as a constituent part of an integrated System or Ericsson Equipment and to use, market and sublicense the Programs as a constituent part of an integrated System or Ericsson Equipment only in object form, in each case under the Marks respectively applicable, if any, directly or indirectly, to Customers within the Territory.

                          *CONFIDENTIAL INFORMATION;
                          HAS BEEN OMITTED AND FILED
                        SEPARATELY WITH THE COMMISSION

     Ericsson hereby agrees to include, in accordance with 35 U.S.C. (S)287, all appropriate and applicable patent numbers on any equipment sold incorporating BTSs.

     Ericsson shall have the right to market and distribute Ericsson Equipment incorporating BTSs and to market and sublicense Software in object form under its own trademarks, service mark and/or trade dress with appropriate reference to OMNIPOINT in a form reasonably acceptable to OMNIPOINT.

2.2 For the Software in object form which Ericsson distributes directly to Customers, Ericsson shall require every such Customer to execute an agreement, containing provisions in which such Customers agree not to decompile any Software program delivered to such Customers substantially in the form of Appendix B hereto, to grant to Customers the right to use Ericsson proprietary and third party software products.

     *





2.4 OMNIPOINT grants to Ericsson the right to distribute copies of Updates, either directly or indirectly, to Customers that have signed the license agreement normally used by Ericsson in sublicensing rights to use the Program(s). OMNIPOINT agrees to make available for purchase by Ericsson all Version Releases at OMNIPOINT's then current prices therefor, and upon such purchase grants to Ericsson the right to distribute copies of

                          *CONFIDENTIAL INFORMATION;
                          HAS BEEN OMITTED AND FILED
                        SEPARATELY WITH THE COMMISSION

     such Version Releases, either directly or indirectly, to Customers that have signed the license agreement normally used by Ericsson in sublicensing rights to use the Program(s).

2.5 In order to ensure adherence to the OMNIPOINT Common Air Interface ("CAI"), in the event that OMNIPOINT makes available to Ericsson an Upgrade or Version Release of the CAI that requires corresponding upgrades in the BTS or BSC, Ericsson hereby undertakes to implement such upgrades and make them available for purchase or license by its Customers. Nothing in the Agreement shall permit Ericsson to make any modification or change to the CAI. OMNIPOINT shall use commercially reasonable efforts to ensure that all Upgrades or Version Releases of the CAI shall be backward compatible with the most recent and prior two generations of BTSs purchased by Ericsson pursuant to this Agreement.

2.6 OMNIPOINT warrants that, title conveyed under Section 8.5 to all BTSs shipped to Ericsson or drop shipped directly to Customers shall pass to Ericsson or a Customer, as the case may be, free and clear of any liens, charges, encumbrances, restrictions or rights created in, by or against the BTSs or against OMNIPOINT, except any patent rights of OMNIPOINT and/or one or more of OMNIPOINT's licensors in the BTSs, if any. In no event shall title to any Programs, pass to Ericsson or any Customer.

2.7 Nothing in the Agreement shall permit Ericsson to make any modification or change to the Software. Ericsson shall have the right to download an Update or Version Release, after payment of any applicable fee, directly to BTS memories. Ericsson agrees not to translate, decompile, disassemble, reverse engineer, create derivative works or take any steps intended to produce a source language statement of the object code version of the Programs, without the express written consent of OMNIPOINT.

3.   SUPPLY COMMITMENT

3.1 During the Term, Ericsson may, but shall not be obligated to, issue Orders or Releases to OMNIPOINT and OMNIPOINT shall fulfill such Orders or Releases in accordance with the provisions of this Agreement.

3.2  OMNIPOINT shall notify Ericsson *                                 to the
     discontinuation of production or sale of a BTS; and * to implementing any manufacturing, engineering or other changes which will materially affect the form, fit or function of a BTS.

3.3  Ericsson may purchase out-of-warranty repair parts for BTSs, at OMNIPOINT's


      (a) the effective date of each change to or discontinuance of any BTS component which has been changed or discontinued, and (b) the date of termination or expiration of this Agreement. Notwithstanding the foregoing, OMNIPOINT may, in lieu of providing

                          *CONFIDENTIAL INFORMATION;
                          HAS BEEN OMITTED AND FILED
                        SEPARATELY WITH THE COMMISSION


4.   ORDERING AND DELIVERY

4.1 An Order or Release issued shall create contractual rights and obligations solely between Ericsson and OMNIPOINT. Notwithstanding the foregoing, Ericsson Affiliates shall have the ability to place orders under this Agreement, with Ericsson guaranteeing the performance of their obligations.

4.2 (a) Ericsson shall, using reasonable efforts, provide OMNIPOINT on a monthly basis * a written *
                                                                       of Orders
     and Releases.  The forecast shall include *

         of such forecast and monthly forecasts to *

       thereafter. No such forecast shall be binding on Ericsson except as provided in 4.3(b) and 4.3(c) below. Ericsson shall report any significant changes to the forecasts to OMNIPOINT without delay.

          (b) The first thirteen (13) weeks of Ericsson's forecast for BTSs shall become a binding commitment (the "Firm Forecast") as to the quantity of BTSs specified therein. OMNIPOINT shall meet the Shipping Date for each Order or Release provided:

          (i) the total quantity of BTSs Ordered or Released for delivery during any of the first four (4) weeks of a forecast does not exceed the quantity forecasted for that week, such quantity becoming fixed in the 4th week of the forecast; and

          (ii) the actual quantity of BTSs Ordered or Released for the 5th through 8th weeks does not exceed the quantity forecasted for such week by more then 25%; such base quantity becoming established for any given week when it first rolls into the 8th week of the forecast; and

          (iii) the actual quantity of BTSs Ordered or Released for the 9th through 17th weeks does not exceed the quantity forecasted for such week by more then 50%; such base quantity becoming established for any given week when it first rolls into the 17th week of the forecast; and

          (iv) the actual quantity of BTSs Ordered or Released for the 18th through 26th weeks does not exceed the quantity forecasted for such week by more then 100%; such base quantity becoming established for any given week when it first rolls into the 26th week of the forecast.

                          *CONFIDENTIAL INFORMATION;
                          HAS BEEN OMITTED AND FILED
                        SEPARATELY WITH THE COMMISSION

     In the event that Ericsson requires quantities of BTSs during the 1st through 26th week of a forecast in excess of those provided for within this Section, the parties shall negotiate in good faith the Shipping Date for those excess quantities.

     In the event that Ericsson requires an adjustment to the weekly volume profile during any of the first four (4) weeks, but not the total quantity during such period, the parties will negotiate in good faith such adjustment.

     Notwithstanding the foregoing, during the period *

     the First Commercial Production Date and with respect to any Orders or Releases which contemplate delivery of BTSs that contain Ericsson specified design changes, the parties shall review any Orders or Releases issued by Ericsson on a case by case basis to mutually agree upon a Shipping Date.

          (c) The delivery of all quantities of BTSs committed by Ericsson to be purchased within the Firm Forecast or any Order may at Ericsson's option be
     delayed upon *                                prior notice *
     from the original Firm Forecast or Order Delivery Date, at which time Ericsson shall be obligated to purchase delayed quantities of BTSs. Any commitment to delayed quantities of BTSs shall be considered met once it has been placed in a Firm Forecast or Order, over and above any amounts included in a previously delivered Firm Forecast or Order, and a Release has been issued therefor. OMNIPOINT shall have no obligation to deliver a delayed quantity of BTSs until it has been placed in a Firm Forecast or Order and a Release has been issued therefor.

4.3 Except as otherwise set forth in this Section, OMNIPOINT shall accept, in accordance with the terms of this Agreement any Order or Release issued hereunder. This Agreement shall continue to apply to all Orders and Releases issued during the Term until all obligations herein are performed.

4.4 If Ericsson uses EDI to issue an Order or a Release, such transaction shall be carried out in accordance with the provisions set forth in Part I of Appendix C.

4.5 Should the terms of any Order or Release conflict with the terms of this Agreement, the terms of this Agreement shall govern unless the parties expressly agree in writing to the contrary. Notwithstanding that an Order or a Release does not refer to this Agreement, any Order issued by Ericsson during the Term shall be deemed to have been issued pursuant to this Agreement unless the parties expressly agree to the contrary.

4.6 An Order shall set forth a description of the following: (a) Delivery Location, (b) the location where the invoice shall be rendered for payment,
     (c) method of shipment, (d) quantity and (e) Delivery Date and/or Shipping Date. All shipping documents shall reference the number of the Order issued for the BTSs contained in the shipment.

                          *CONFIDENTIAL INFORMATION;
                          HAS BEEN OMITTED AND FILED
                        SEPARATELY WITH THE COMMISSION

4.7  No later than *
     Order or a Release, OMNIPOINT shall either confirm the Delivery Date or propose an alternate Delivery Date. If OMNIPOINT fails to do so, it shall be deemed to have agreed to the Delivery Date set forth by Ericsson. Notwithstanding anything to the contrary contained in the first sentence of this Section 4.7, OMNIPOINT shall use reasonable efforts to confirm the Delivery Date contained in Ericsson's Order or Release, as applicable, as soon as practicable after OMNIPOINT has received such Order or Release. If OMNIPOINT proposes an alternate Delivery Date, then Ericsson *

                                     Delivery Date notify OMNIPOINT that either
     such alternate Delivery Date is acceptable or such Order or Release is canceled. If Ericsson fails to give such notice, it shall be deemed to have agreed to the alternate Delivery Date. Notwithstanding the above, OMNIPOINT shall comply with any Delivery Date specified by Ericsson which is to occur on or after the end of the Maximum Delivery Period.

4.8 OMNIPOINT shall perform all administrative actions required to qualify each BTS for preferential treatment under the rules of any applicable trade treaty among Canada, Mexico and the U.S.A., including, without limitation, the North American Free Trade Agreement ("NAFTA"). If a BTS qualifies under NAFTA, OMNIPOINT shall prepare and distribute a NAFTA Certificate of Origin according to Section 4.10 or 4.11, whichever applies, and any other documents required. OMNIPOINT shall respond to requests for information regarding any NAFTA Certificate of Origin and assist Ericsson in resolving any BTS eligibility issues. OMNIPOINT shall be solely responsible for all penalties and costs resulting from a NAFTA Certificate of Origin subsequently being determined to be invalid.

4.9 If a NAFTA Certificate of Origin is prepared for each shipment, OMNIPOINT shall: (a) retain the original NAFTA Certificate of Origin in OMNIPOINT's files with appropriate backup documentation, (b) attach a copy of the NAFTA Certificate of Origin to the customs/shipping documents for the qualifying BTS, and (c) mark the customs/shipping documents with legend: "Copy of NAFTA Certificate of Origin Attached."

4.10 If a blanket NAFTA Certificate of Origin is prepared, OMNIPOINT shall: (a) retain the original NAFTA Certificate of Origin in OMNIPOINT's files with appropriate backup documentation, (b) mark the customs/shipping documents for the qualifying BTS with the legend: "Copy of blanket NAFTA Certificate of Origin on file at Ericsson's customs offices in Richardson, TX (U.S.A.)", and (c) mail copies of the NAFTA Certificate of Origin to the following offices:

               Ericsson Inc.
               Radio Systems
               740 Campbell Road
               Richardson, Texas  75801
               Attention:  Joe De La Luz

                          *CONFIDENTIAL INFORMATION;
                          HAS BEEN OMITTED AND FILED
                          SEPARATELY WITH THE COMMISSION

4.11 OMNIPOINT shall deliver an Order or a Release complete unless Ericsson otherwise agrees. If OMNIPOINT fails to ship a BTS * of the Shipping Date, Ericsson may, in addition to any other right available to it under the law, cancel or reschedule, without charge, the unshipped portion of the Order or Release upon written notice to OMNIPOINT prior to shipment of such unshipped portion of an Order or Release by OMNIPOINT.


5.   DELAY

5.1 Delay by OMNIPOINT. In the event of delay by OMNIPOINT subsequent to the First Commercial Production Date, Ericsson shall have the following rights and responsibilities.

       5.1.1 Liquidated Damages. If, after the First Commercial Production Date, due solely to the fault or negligence of OMNIPOINT: (i) receipt or acceptance of any complete BTS by Ericsson does not occur in accordance with Sections 4 and 15; (ii) Ericsson has a contract or other agreement with a Customer pursuant to which Ericsson is required to pay liquidated damages; and (iii) the delay of receipt of BTSs by Ericsson from OMNIPOINT causes Ericsson to pay liquidated damages pursuant to the terms and conditions of the contract or agreement referenced in (ii), then Ericsson shall be entitled to, and OMNIPOINT shall pay to Ericsson, damages in accordance with this paragraph 5.1.

       5.1.2 Computation of Damages. The parties agree that damages for delay are difficult to calculate accurately and, therefore, agree to fix as liquidated damages, and not as a penalty, an amount equal to the lesser *

                          *CONFIDENTIAL INFORMATION;
                          HAS BEEN OMITTED AND FILED
                        SEPARATELY WITH THE COMMISSION

                                       *

       5.1.3 The amount of liquidated damages due and payable hereunder shall be calculated by multiplying the applicable liquidated damages percentage, determined in accordance with the table above, by the aggregate price of the amount of such delayed BTS or BTSs ("Delayed Equipment"), for each week, or fraction thereof, of delay. Subject to the other provisions of this Agreement, liquidated damages under this paragraph 5.1 shall be Ericsson's exclusive remedy for any delay by OMNIPOINT in delivering BTSs. Liquidated Damages shall accrue under this Agreement until such time as the delay period has ended, and the Liquidated Damages that may accrue hereunder, regardless of whether computed pursuant to Section 5.1.2 (i) or Section 5.1.2 (ii), *

                                       of the Delayed Equipment associated with
              such delay. Ericsson agrees that OMNIPOINT may, at its option, pay all liquidated damages owed pursuant to this Section 5.1 in the following manner:


5.2 Excusable Delay. In the event of delay not the responsibility of OMNIPOINT, the parties shall have the following rights and obligations.

       5.2.1 Excusable Delays. OMNIPOINT will not be liable for nonperformance or defective or late performance of any of its obligations hereunder to the extent and for such periods of time as such nonperformance, defective performance or late performance is due to an act deemed to be force majeure under Section 25 hereof or delays of suppliers or subcontractors if no equivalent source for such supplies or services can reasonably be obtained for the same causes.

       5.2.2 Exceptions to Excusable Delays. OMNIPOINT shall not be entitled to claim excusable delay under Section 5.3.1 above, for delays resulting from strikes or other labor disturbance at OMNIPOINT's manufacturing facilities.

       5.2.2 Notice. In the event that OMNIPOINT claims the benefit of excusable delay hereunder, OMNIPOINT shall promptly notify Ericsson of the circumstances creating the delay and provide a statement of the impact.

                          *CONFIDENTIAL INFORMATION;
                          HAS BEEN OMITTED AND FILED
                          SEPARATELY WITH THE COMMISSION

       5.2.3 Adjustment of Dates. Upon the determination that an excusable delay has occurred or is likely to occur, the parties shall meet to determine whether it is necessary to adjust the scheduled delivery of BTSs required by the firm forecast delivered pursuant to Section 4.2 or whether it is feasible to find alternative methods to make up part or all of the potential delay. The parties shall use their reasonable efforts to minimize the effect of an excusable delay (e.g., alternative shipping techniques, different suppliers, etc.). Unless explicitly agreed by Ericsson, any adjustment in the firm forecast delivery dates shall not exceed a day-for-day extension of time based upon the duration of the excusable delay.



6.   TECHNOLOGY INTEGRATION FEES
     ---------------------------

6.1 In consideration of the licenses granted pursuant to Section 2 hereunder, Ericsson shall pay to OMNIPOINT technology integration fees according to the following timing schedule:


       6.1.1 Pursuant to the Infrastructure Supply Agreement, upon Ericsson receiving orders for any combination of any type of Ericsson Equipment and all services performed in connection therewith placed by OMNIPOINT and/or an OMNIPOINT Affiliate for whom Ericsson has provided vendor financing (under the terms of such vendor financing agreement as executed by Ericsson and such OMNIPOINT Affiliate (a "Financing Agreement"))

       6.1.2 Pursuant to the Infrastructure Supply Agreement, upon Ericsson receiving additional orders in excess of those described in subsection (a) above for any combination of any type of Ericsson Equipment and all services performed in connection therewith placed by OMNIPOINT and/or an OMNIPOINT Affiliate for whom Ericsson has provided vendor financing under the terms of a Financing Agreement *

       6.1.3 Pursuant to the Infrastructure Supply Agreement, upon Ericsson receiving additional orders in excess of those described in subsection (b) above for any combination of any type of Ericsson Equipment and all services performed in connection therewith placed by OMNIPOINT and/or an OMNIPOINT Affiliate for whom Ericsson has provided vendor financing under the terms of a Financing Agreement

                        *CONFIDENTIAL INFORMATION;
                        HAS BEEN OMITTED AND FILED
                        SEPARATELY WITH THE COMMISSION

       6.1.4  *
              orders for Ericsson IS-661 PCS Infrastructure Equipment ordered by any third party or combination of third parties -


       6.1.5 Once OMNIPOINT, OMNIPOINT Affiliates or any combination thereof have ordered * of Ericsson Equipment and all services performed in connection therewith pursuant to subsections 6.1.1, 6.1.2 and 6.1.3 above, orders for Ericsson IS-661 PCS
              Infrastructure Equipment and services performed in connection therewith received by Ericsson from OMNIPOINT and/or an OMNIPOINT Affiliate - *



              Therefore, once OMNIPOINT and/or OMNIPOINT Affiliates have ordered
              an aggregate of *                  for any type of Ericsson
              Equipment and all services performed in connection therewith pursuant to subsections 6.1.1, 6.1.2 and 6.1.3 above, all orders for Ericsson IS-661 PCS Infrastructure Equipment and services performed in connection therewith placed by OMNIPOINT and/or OMNIPOINT Affiliates will be aggregated with all third party orders for Ericsson IS-661 PCS Infrastructure Equipment, and for in orders received by Ericsson, Ericsson shall pay OMNIPOINT
              *









              For example, if, after OMNIPOINT and/or OMNIPOINT *



6.2    At Ericsson's option, all technology integration fees owed under Section
       6.1 may be paid to OMNIPOINT either

                        *CONFIDENTIAL INFORMATION;
                        HAS BEEN OMITTED AND FILED
                        SEPARATELY WITH THE COMMISSION


       * under the Infrastructure Supply Agreement, and as set forth in Appendix A to the Infrastructure Supply Agreement.


6.3 Ericsson acknowledges and agrees that if, subsequent to the date hereof, a Change in Control of either OMNIPOINT or Omnipoint Communications Inc., has occurred, OMNIPOINT shall be entitled to require that any and all payments for technology integration fees due under this Section 6 shall be payable *


6.4 Ericsson agrees that, if an inquiry is made of Ericsson or if OMNIPOINT wishes to make a public disclosure, Ericsson will publicly acknowledge *



7.   PURCHASE PRICE
     --------------

7.1 Subject to an annual market/technology review pursuant to Section 7.3 below, the unit prices (the "Purchase Price") for BTSs shall be set forth in the manner set forth in Appendix A attached hereto.

7.2 Either party may, not less than twelve (12) months after the date hereof or the conclusion of any renegotiation provided for herein, request that the prices established in the manner set forth in Appendix A be renegotiated and agreed upon in good faith by the parties in connection with a market/technology review. Such renegotiation shall commence within fifteen
     (15) days and be completed within thirty (30) days after one party has notified the other party of its request to renegotiate and shall be based upon reasonable commercial terms. Any such renegotiated prices shall be added to Appendix A by amendment. If the parties are unable to agree to renegotiated prices within such thirty (30) day period, the prices established in the manner set forth in Appendix A, as previously amended, shall remain in effect.

7.3  OMNIPOINT will provide to Ericsson, *

                        *CONFIDENTIAL INFORMATION;
                        HAS BEEN OMITTED AND FILED
                        SEPARATELY WITH THE COMMISSION

8.   PAYMENT AND RISK OF LOSS
     ------------------------

8.1 All prices set forth in Section 7 are: (a) in U.S. dollars; (b) exclusive of any applicable excise and sales taxes now existing or hereinafter imposed by any applicable excise and sales taxes now existing or hereinafter imposed by any applicable taxing authority; and (c) for all deliveries within the U.S., inclusive of transportation charges and duty applicable between the Shipping Location and the Delivery Location (but specifically exclusive of any export packaging costs or any other costs associated with shipments outside the U.S.). Any taxes, transportation charges and duty for which Ericsson is liable shall be separately stated on the invoice. OMNIPOINT agrees not to assess any applicable excise or sales tax where Ericsson furnishes OMNIPOINT, in a form reasonably acceptable to the taxing authority, prior to invoicing, a valid tax exemption certificate, certificate of authority, direct pay permit or any equivalent acceptable to the applicable taxing authority. Ericsson shall indemnify and hold OMNIPOINT harmless from any and all subsequent assessments levied by a proper taxing authority for such taxes for which Ericsson is liable, including any interest, penalties or late charges due to Ericsson's failure to perform hereunder.

8.2  The Purchase Price for BTSs *
          which invoice shall not be sent by OMNIPOINT prior to the applicable Shipping Date.

8.3  *                               Ericsson shall deliver to OMNIPOINT a
     report showing the actual orders by OMNIPOINT and its affiliates received during such calendar quarter for all Ericsson Equipment and Ericsson IS-661 PCS Equipment. The report required to be delivered under this Section 8.3 shall specify the date of receipt of each order, the dollar amount of each order, the type of equipment ordered and the calculation of the technology fees, computed on a rolling basis of orders

                        *CONFIDENTIAL INFORMATION;
                        HAS BEEN OMITTED AND FILED
                        SEPARATELY WITH THE COMMISSION

     received, of the technology fees owed to OMNIPOINT. Ericsson shall remit payment of such quarter's technology fees to OMNIPOINT within ten (10) days thereafter.

8.4 In the event any part of a payment is not made on or before the date due, OMNIPOINT shall be entitled, for each month or portion thereof that such amounts remain unpaid, to assess a late payment charge applied against the unpaid portion of such amount due OMNIPOINT. The late payment charge shall be applied daily after the due date until payment is received. The daily late payment charge shall be calculated by multiplying the outstanding balance for the day by that certain quotient, *



8.5 Title and risk of loss or damage to a product shall pass to Ericsson when a BTS is delivered to Ericsson's designated carrier at the Delivery Location. If Ericsson returns a BTS, risk of loss or damage for such BTS shall pass to OMNIPOINT when Ericsson delivers a BTS to a carrier.


9.   BTS PERFORMANCE WARRANTY
     ------------------------

9.1 OMNIPOINT warrants to Ericsson that, during the applicable Warranty Period, all BTSs will, under normal use and service, be free of defects in materials and workmanship and shall conform to the BTS specifications or, to OMNIPOINT's then current authorized, written functional BTS specifications. OMNIPOINT's sole obligation and Ericsson's sole remedy under this warranty are limited to the repair or replacement, at OMNIPOINT's option, of the defective BTS or BTS component. Ericsson shall be responsible for actually removing and replacing any defective BTS. OMNIPOINT's obligation and Ericsson's remedy under this Section 9.1 are conditioned upon:

     (a) OMNIPOINT's receipt of written notice of a defect from Ericsson within the applicable Warranty Period; and

     (b) the BTS not having been altered or repaired by others without OMNIPOINT's written consent; and

     (c) the alleged defect not being the result of mishandling, improper servicing or improper operation including use in conjunction with hardware electrically or mechanically incompatible.

                        *CONFIDENTIAL INFORMATION;
                        HAS BEEN OMITTED AND FILED
                        SEPARATELY WITH THE COMMISSION

     This warranty shall survive inspection, acceptance and payment. The performance by OMNIPOINT of its obligations hereunder shall not extend the Warranty Period. Any BTS repaired or replaced during the Warranty Period shall continue to be warranted for the balance of the Warranty Period. *

     OMNIPOINT agrees that, with respect to all resales of fully operational BTSs by Ericsson to Omnipoint Communications Inc. in connection with sales of equipment under the Infrastructure Supply Agreement, the Warranty Period for BTSs hereunder shall be the same as the warranty period extended by Ericsson to Omnipoint Communications Inc. under the Infrastructure Supply Agreement.

9.2 OMNIPOINT warrants to Ericsson that all BTSs shipped pursuant to this Agreement will be manufactured and/or assembled from new and unused components. In warranty replacement situations, OMNIPOINT shall be permitted to use equivalent to new parts in the place of new parts and shall track these warranties through the use of Serial Numbers and date codes. Ericsson shall have the right to audit this process at any time during normal working hours, subject to prior notification of

9.3 No BTS shall be returned to OMNIPOINT without OMNIPOINT's prior authorization. OMNIPOINT shall have the option of repairing or replacing the defective BTS at OMNIPOINT's factory or at Ericsson's or at a Customer's facilities, upon the prior written consent of the party from which the Customers of the defective BTSs received such BTS. In any event, the costs and risk of loss associated with shipping defective BTS to OMNIPOINT's factory shall be borne by Ericsson. Costs and risk of loss associated with returning repaired or replacement BTS to Ericsson shall be borne by OMNIPOINT. OMNIPOINT shall return the repaired BTS or a replacement within the applicable Warranty Repair Period.

                        *CONFIDENTIAL INFORMATION;
                        HAS BEEN OMITTED AND FILED
                        SEPARATELY WITH THE COMMISSION


9.4 OMNIPOINT shall send all change notices to the following Ericsson personnel, which may be amended from time to time.

               Ericsson Inc.
               Radio Systems
               740 East Campbell Road
               Richardson, Texas  75801
               Attention:  Purchasing Manager


10.  SOFTWARE PERFORMANCE WARRANTY
     -----------------------------

10.1 OMNIPOINT warrants that, during the applicable Warranty Period, each Program will under normal use and service be free of defects in materials and workmanship attributable to OMNIPOINT and shall conform to the BTS Specifications or, in the case of Software added to Appendix A after the effective date of this Agreement, to OMNIPOINT's then current authorized, written functional BTS Specifications relating to such Software. This warranty is applicable only so long as Ericsson does not make modifications or enhancements to, or translations of, the Program(s) as originally delivered by OMNIPOINT. A master copy of each Update created and issued by OMNIPOINT for each Program or Version Release licensed by Ericsson shall be provided to Ericsson within fourteen (14) days of its completion by OMNIPOINT. The performance by OMNIPOINT of its obligations hereunder shall not extend the Warranty Period *

     days, whichever is longer.

10.2 The exclusive remedy of Ericsson and the sole measure of recoverable damage by Ericsson of the Software warranty is the repair or replacement by OMNIPOINT, at OMNIPOINT's risk and expense, of any program containing critical and/or serious problems and the correction of any substantive incompleteness and/or inaccuracy in the User Manual(s), if any, as quickly as practicable following the date on which OMNIPOINT receives written notice regarding the existence of any such critical problem, and in the case of a serious problem, with the next Update or Version Release to be issued by OMNIPOINT. OMNIPOINT will establish procedures designed to minimize its response times for Software warranty claims. Remedy is provided only if (a) Ericsson notifies OMNIPOINT in writing of any claim of defect in a Program or a substantive incompleteness and/or inaccuracy in the User Manual for a Program within the Warranty Period, (b) the Program and/or User Manual is returned to OMNIPOINT at Ericsson's risk and expense after authorization for its return is obtained from OMNIPOINT (repaired or replacement Programs and/or corrections for User Manuals will be shipped to Ericsson at OMNIPOINT's risk and expense), and (c) upon examination by OMNIPOINT, the Program(s) and/or User Manual(s) are found to contain critical problems and/or the User

                        *CONFIDENTIAL INFORMATION;
                        HAS BEEN OMITTED AND FILED
                        SEPARATELY WITH THE COMMISSION

     Manuals are found to contain substantive inaccuracies or are incomplete or are inaccurately reproduced.


11.  LIMITATION OF WARRANTY; LIMITATION OF LIABILITY
     -----------------------------------------------

     THE WARRANTIES SET FORTH IN SECTION 9 AND SECTION 10, RESPECTIVELY, OF THIS AGREEMENT CONSTITUTE THE ONLY LIABILITIES OF OMNIPOINT FOR BREACH OF WARRANTY AND ARE IN LIEU OF ALL OTHER WARRANTIES, WRITTEN OR ORAL, STATUTORY, EXPRESS OR IMPLIED, IN REGARD TO BTSs AND SOFTWARE, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. NEITHER PARTY SHALL BE LIABLE FOR ANY LOSS OF DATA, LOSS OF PROFITS, LOSS OF GOODWILL OR ANY OTHER INCIDENTAL, CONSEQUENTIAL OR SPECIAL DAMAGES OF ANY NATURE WHATSOEVER FOR ANY ACTION ARISING UNDER THIS AGREEMENT, EXCEPT IN THE CASE OF A BREACH BY A PARTY OF ITS OBLIGATIONS UNDER SECTIONS 2.3, 14, 16, 20 or 23.


12.  POST WARRANTY SUPPORT SERVICES
     ------------------------------

12.1 *                                                            prior
     to the First Commercial Production Date, Ericsson and OMNIPOINT shall negotiated in good faith and mutually agree upon the nature and level of post-warranty support to be provided by OMNIPOINT hereunder. At such time as Ericsson and OMNIPOINT reach mutual agreement upon the nature and level of post-warranty support to be provided by OMNIPOINT, the obligations of OMNIPOINT shall be specified in Appendix H to this Agreement.

12.2 *              following the expiration of the Warranty Period,
     OMNIPOINT shall offer to Ericsson and Customers, as appropriate, all out-of warranty support services normally offered to OMNIPOINT's customers at OMNIPOINT's then current prices under like conditions. After discontinuation of OMNIPOINT support, OMNIPOINT shall make available to Ericsson, on reasonable terms, documentation so that Ericsson can independently service and support a BTS.

12.3 Each party shall designate one (1) senior representative for the purpose of discussing and resolving OMNIPOINT BTS warranty and technical support issues and disputes. The senior representatives of the parties shall meet (face to face or through telephone conferences) on an as needed basis and shall discuss, in general, the matters related to technical support and issues and disputes brought to their attention by their respective organizations. Agreements reached by the senior representatives related to technical support shall be final. As of the Effective Date, the names of the senior representatives of the parties are as follows:

     for Ericsson:

          Ericsson Inc.
          Radio Systems
          740 East Campbell Road
          Richardson, Texas  75801
          Attention:  Purchasing Manager

     and

     for OMNIPOINT:

          Omnipoint Corporation
          1365 Garden of the Gods Road
          Colorado Springs, Colorado  80907
          Attention:  Alan Longshore
          Fax:  (719) 548-1393
          Telephone:  (719) 548-1200

13.  TECHNICAL ASSISTANCE
     --------------------

13.1 During the term OMNIPOINT shall make available to Ericsson to the extent reasonably possible, upon the latter's written request, technical assistance to facilitate the integration, sale, lease and/or distribution of BTSs.

13.2 Such technical assistance as may be available shall be scheduled by OMNIPOINT to serve the needs of Ericsson but not so as to unduly inconvenience OMNIPOINT.

13.3 Technical assistance shall include both technical services and consulting services of OMNIPOINT and visits of Ericsson's engineering, technical and testing personnel to OMNIPOINT's facilities.

13.4 OMNIPOINT shall be paid in return for such services and visits based on OMNIPOINT's then current list prices therefor, and shall be reimbursed for all reasonable travel, living

                        *CONFIDENTIAL INFORMATION;
                        HAS BEEN OMITTED AND FILED
                        SEPARATELY WITH THE COMMISSION

     and out-of-pocket expenses of the personnel rendering such services. Invoices shall be rendered by OMNIPOINT to Ericsson for such technical assistance and reimbursement of expenses, and shall be paid by Ericsson *
                                      after receipt of the invoice therefor.
     Notwithstanding the foregoing, OMNIPOINT shall *

14.  PRODUCT DOCUMENTATION
     ---------------------

14.1 On or before the date on which OMNIPOINT is scheduled to deliver the BTSs to Ericsson for BTS verification tests, OMNIPOINT shall deliver to Ericsson a master copy of the Product Documentation in commercially usable size and format and shall thereafter in a timely manner, provide Ericsson with all necessary amendments and updates thereto. Such Product Documentation shall be considered Confidential Information hereunder unless such Product Documentation is marked by OMNIPOINT as "Suitable for Distribution."

14.2 Ericsson shall have the right to make copies of any Product Documentation marked "Suitable for Distribution" and distribute such copies to its Customers, and, subject to the prior written approval of OMNIPOINT, shall have the right to reformat and package such Product Documentation, make copies thereof, modify as necessary and distribute such copies to its Customers.

14.3 OMNIPOINT shall deliver to Ericsson interim draft copies of the Product Documentation as soon as reasonably available.


15.  INCOMING INSPECTION
     -------------------

     All BTSs shall be subject to inspection at the Delivery Location and such inspection shall be deemed to occur *
     If a BTS does not conform to the requirements of an Order the entire quantity delivered may be returned to OMNIPOINT at Ericsson's expense, provided that any replacement Order shall be shipped at OMNIPOINT'S expense. Payment shall neither be deemed to constitute acceptance nor be a waiver of Ericsson's right to cancel any Order or Release. Nothing herein shall be deemed to lessen Ericsson's rights under this Agreement.

16.  OWNERSHIP OF MARKS, COPYRIGHTS, TRADE SECRETS AND LABELING
     ----------------------------------------------------------

16.1 Ericsson hereby acknowledges and agrees that nothing herein grants to it any right, title or interest in the Marks or in OMNIPOINT's copyrights for the Software and that upon termination of this Agreement by expiration or for any other reason, Ericsson shall no longer use the Marks in advertising or in any other manner. Ericsson shall not challenge the validity of OMNIPOINT's ownership of or right to use any of the Marks or OMNIPOINT copyrights, nor otherwise impair the interest of OMNIPOINT in the Marks or such copyrights. Ericsson shall not use any mark which is confusingly similar to, or a colorable imitation of, any Mark. Except as otherwise set forth herein, no license or other grant is expressed or implied to Ericsson (i) to change or otherwise modify the Program(s) or the User Manual(s), or (ii) to know, use, reproduce, copy, market, sell, disclose or distribute the source code form of any Program of OMNIPOINT received under this Agreement, if any.

16.2 Ericsson shall remain obligated, both during the Term and thereafter, to hold in strict confidence its knowledge of the BTSs as a trade secret for the benefit of OMNIPOINT, and Ericsson shall treat such information in the same manner in which it treats its own trade secrets, including instituting and maintaining all appropriate security measures in order to protect the confidential, proprietary trade secrets of OMNIPOINT with respect to the BTSs.

16.3 OMNIPOINT agrees to affix, upon each BTS supplied to Ericsson, the appropriate Ericsson insignia as specified in written instructions from Ericsson, and shall be marketed by Ericsson directly or indirectly to Customers.

17.  QUALITY STANDARDS
     -----------------

     Ericsson acknowledges and agrees that OMNIPOINT is not presently in compliance with the ISO 9001 manufacturing quality standards. OMNIPOINT agrees that it shall employ commercially reasonable efforts to achieve and maintain manufacturing quality standards equivalent to ISO 9001.

18.  REPORTS AND AUDITS
     ------------------

18.1 OMNIPOINT shall submit monthly to Ericsson   a report showing for each
     Ericsson location the Orders and Releases issued and BTSs delivered during the immediately preceding month, the status of the undelivered portion of any past due Order or Release and any other similar information as may reasonably be requested by Ericsson from time to time.

18.2 Ericsson shall submit the reports required pursuant to Sections 4.2, 4.3,
     8.3 and 8.4.

18.3 Ericsson shall keep full, true and accurate books of account containing all particulars that may be necessary for the purpose of showing the amounts payable to OMNIPOINT hereunder. Such books and the supporting data shall be open and made available, at all

                        *CONFIDENTIAL INFORMATION;
                        HAS BEEN OMITTED AND FILED
                        SEPARATELY WITH THE COMMISSION

     reasonable times and upon reasonable notice during the Term of this Agreement and for * after its termination or expiration, to the inspection of a firm of certified public accountants selected by OMNIPOINT and reasonably acceptable to Ericsson, the cost of which is to be paid by OMNIPOINT, for the purpose of verifying the amounts paid to OMNIPOINT hereunder; provided, however, that such examination shall not take place more often *

                             In the event any such audit reveals a deficiency in the amounts paid to OMNIPOINT by Ericsson for the period covered by the audit, Ericsson shall pay to OMNIPOINT *

                         If Ericsson notifies OMNIPOINT of its disagreement with
     the results of the audit *          then disputed amounts shall

                         In the event any such audit reveals a
     deficiency *        of the amounts paid to OMNIPOINT by Ericsson for the
     period covered by the audit, Ericsson shall pay, interest, the fees and expenses of such accountants


19.  TERMINATION
     -----------

19.1 In the event of any material breach of this Agreement by either party,
     which breach shall continue for *              or more days after written
     notice of such breach (including a reasonably detailed statement of the nature of such breach) shall have been given to the breaching party by the aggrieved party, the aggrieved party shall be entitled to avail itself cumulatively of any and all remedies available at law or in equity and:

     (a)  if the aggrieved party is Ericsson, Ericsson may (i) *

               or (ii) cancel any *                      outstanding by Ericsson

               for so long as the breach continues uncorrected; and *

     (b)  if the aggrieved party is OMNIPOINT, OMNIPOINT may (i) *

                                    or (ii) suspend performance under any *

                          for so long as the breach continues uncorrected.

19.2 Ericsson may terminate this Agreement if OMNIPOINT is or becomes a party to any bankruptcy or receivership proceeding which is uncontested by OMNIPOINT for fifteen (15) days, or, if contested, is not remedied within sixty (60) days, or if OMNIPOINT seeks to make a compromise, arrangement or assignment for the benefit of its creditors or if a receiver or receiver-manager is appointed over any of OMNIPOINT's assets.

19.3 OMNIPOINT may terminate this Agreement if Ericsson is or becomes a party to any bankruptcy or receivership proceeding which is uncontested by Ericsson for fifteen (15) days, or, if contested, is not remedied within sixty (60) days, or if Ericsson seeks to make a compromise, arrangement or assignment for the benefit of its creditors or if a receiver or receiver-manager is appointed over any of Ericsson's assets.

19.4 Upon any termination of this Agreement, each party shall return to the other party all property owned by that other party, including all copies of all items containing "Confidential Information" of the other party, except as specifically elsewhere provided herein. Both parties shall fulfill any obligations pursuant to Sections 5 and 7 then outstanding.

19.5 In the event either party wishes to terminate this Agreement either in its entirety for reasons not expressly provided for in this Agreement, it shall so advise the other party in writing and, forthwith thereafter, the parties shall negotiate in good faith (without prejudice to other rights they may have under this Agreement) a mutually satisfactory arrangement for such termination. In the event the parties are unable to reach a mutually satisfactory arrangement within sixty (60) days of the commencement of such negotiations, then the party having given the notice contemplated above in this Section 18.5 shall have the right to terminate this Agreement upon further notice to the other party given within the immediately succeeding thirty (30) days, such termination to become effective two hundred seventy
     (270) days from the date of such further notice.

19.6 In the event of a sale of OMNIPOINT, all contractual obligations as related to this Agreement shall be transferred to the new ownership.


20.  INFORMATION EXCHANGES
     ---------------------

     Ericsson and OMNIPOINT shall hold all technical and commercial information, documentation and know-how of every kind and description, whether oral or written, that is received from each other, whether received before or after execution of this Agreement, in strictest confidence as being confidential and the exclusive property of the disclosing party or as representing trade secrets of the disclosing party ("Confidential Information"). The parties executed a mutual non-disclosure Agreement on June 16, 1993 (the "Confidentiality Agreement"), a copy of which is attached hereto as Appendix G, and the terms and conditions of the Confidentiality Agreement are incorporated herein by reference as though repeated and restated in their entirety herein. Accordingly, the parties agree that the treatment of all Confidential Information disclosed to one another pursuant to this Agreement shall be governed and controlled by the terms and conditions of the Confidentiality Agreement and that the terms thereof shall remain in full force and effect for the term of this Agreement.

     During the Term of this Agreement, Ericsson shall take reasonable, commercial steps to ensure that Customers agree in the case of the Programs not to translate, decompile,

                        *CONFIDENTIAL INFORMATION;
                        HAS BEEN OMITTED AND FILED
                        SEPARATELY WITH THE COMMISSION

     disassemble, reverse engineer, create derivative works or take any steps intended to produce a source language statement of the object code version of the Programs.

     The parties agree that any breach of this Section 19 will constitute irreparable harm, and that either party shall be entitled to specific performance or injunctive relief to enforce this Section 19 in addition to whatever remedies such party may otherwise be entitled to at law or in equity.


21.  CLASS A CHANGES *
     ---------------

               or sale of any BTS by OMNIPOINT hereunder, OMNIPOINT shall provide Class "A" BTS changes to Ericsson consistent with the procedures for such changes as set forth in Appendix F, "Class A Changes."

22.  PATENT. COPYRIGHT AND INTELLECTUAL PROPERTY RIGHTS INDEMNIFICATION
     ------------------------------------------------------------------

22.1 OMNIPOINT agrees to indemnify and hold Ericsson harmless as set forth below from damages and costs (including reasonable attorney's fees) awarded from claims, suits or proceedings brought against Ericsson or its Customers based on a claim that the sale or use of the BTSs or of any portion thereof, excluding Ericsson Equipment, infringes any registered copyright, trademark, patent or other intellectual property, or breaches any trade secret, of any third party, which intellectual property right is in force within the United States at the time in which the BTSs are manufactured, sold or used, provided that OMNIPOINT is informed promptly in writing of such claim, suit or proceeding and furnished a copy of each communication, notice or other action relating to the alleged infringement and is given all authority, information and assistance (at OMNIPOINT's expense) necessary to defend or settle such claim, suit or proceeding. In the case of such a claim by a third party, OMNIPOINT shall, at its option:

     (a) defend and settle at its expense any claim, suit or proceeding brought against Ericsson, which claim, suit or proceeding is based on a claim as previously stated, and OMNIPOINT shall pay all damages and costs that finally are awarded against Ericsson in such a proceeding or suit; or

     (b) replace at its own cost such infringing BTS or any portion thereof with a BTS or portion thereof which does not infringe any intellectual property rights, or change the BTSs so as to avoid intellectual property infringement, provided that form, fit and function of the BTSs are not materially affected by such change or replacement; or

     (c) purchase on behalf of Ericsson the right to continued sale or use without additional cost or fee for Ericsson.

     In the event that OMNIPOINT is unable to perform under clauses (a), (b) and
     (c) above, OMNIPOINT shall accept the return of the infringing portion of the BTSs and repay Ericsson an amount equal to the depreciated value of such BTS after deducting the time for Ericsson's and its Customers' uninterrupted use and operation of the BTS prior to the time of any final adjudication of infringement.

     Ericsson acknowledges and agrees that the indemnification provided by OMNIPOINT under this Section 22.1 does not apply to any claim made against Ericsson arising from modifications Ericsson makes to a third party's equipment (e.g., a BSC) necessary for Ericsson to use a BTS.

22.2 The preceding paragraph shall not apply to any claim based upon (i) compliance with designs, plans or specifications of Ericsson to the extent compliance with such designs, plans or specifications cause any infringement as specified in Section 22.1, (ii) use of the BTS in combination with devices or products not purchased and/or licensed hereunder where the BTS would not itself be infringing, (iii) use of the BTS in an application or environment for which such BTS was not designed or contemplated, (iv) modifications of a BTS by Ericsson or a Customer, or (v) any claims of infringement of a patent, copyright or trade secret in which Ericsson or any affiliate or Customer of Ericsson has a controlling interest or license which would negate the alleged infringement. Where and to the extent the use of any design, specification or combination by Ericsson results in infringement, Ericsson shall indemnify and hold OMNIPOINT harmless against any infringement claims arising from the use of such design, specification or combination.

23.  LEGAL AND REGULATORY COMPLIANCE
     -------------------------------

23.1 At no additional charge to Ericsson, OMNIPOINT shall comply in all material respects with and obtain all licenses and permits required by the relevant United States governmental authorities in order to perform its obligations hereunder, and shall comply in all material respects with all applicable United States governmental regulations. A BTS shall comply in all material respects with all applicable United States federal laws and governmental orders and regulations in effect at the time of shipment of a BTS. At OMNIPOINT's expense, Ericsson shall use reasonable efforts to assist OMNIPOINT in obtaining any such approvals, permits or licenses required.

23.2 At no additional charge to OMNIPOINT, Ericsson shall comply in all material respects with and obtain all licenses and permits required by the relevant governmental authorities in order to perform its obligations hereunder, and shall comply in all material respects with all applicable governmental regulations. At Ericsson's expense, OMNIPOINT shall use reasonable efforts to assist Ericsson in obtaining any such approvals, permits or licenses required.

23.3 Ericsson acknowledges that exportation of the information, industrial and intellectual property rights and documentation relating to the BTSs may be subject to compliance with the Export Administration Act of 1979 of the United States of America, as amended, and the rules and regulations promulgated from time to time thereunder (collectively, the "Export Act"), which restrict exports and reexports of software media, technical data and direct products of technical data. If a license is required under the Export Act before OMNIPOINT can transfer the information, industrial or intellectual property rights or documentation relating to the BTSs to Ericsson, Ericsson understands and acknowledges that no such transfer can occur until such license is obtained. In the event that a license is so required, OMNIPOINT (with the reasonable assistance of Ericsson) shall use its reasonable best efforts to obtain such license.

23.4 Ericsson agrees not to knowingly export or reexport the information, industrial or intellectual property rights or documentation relating to the BTSs or any part thereof or any direct product thereof, directly or indirectly, without first obtaining permission to do so from the United States Office of Export Administration or other appropriate government agencies, into any of those countries listed from time to time at the time of any shipment of BTSs in supplements to Part 370 to Title 15 of the Code of Federal Regulations of the United States as "prohibited or restricted" countries or any other country to which exports or reexports may be restricted (collectively, "Prohibited Countries"). Ericsson agrees not to distribute or supply the BTSs to any person if Ericsson has reason to believe that such person intends to export, reexport or otherwise take the same to, or to use the same in, any of the Prohibited Countries. Ericsson agrees to indemnify and hold OMNIPOINT harmless from or in connection with any violation of this Section by Ericsson. Without limitation of the foregoing, each party agrees to commit no act which, directly or indirectly, would cause the other party to violate any applicable law, regulation, treaty or agreement relating to the export or reexport of the BTSs.


24.  HAZARDOUS MATERIAL
     ------------------

     OMNIPOINT shall supply to Ericsson a list of all materials incorporated into a BTS which are classified as toxic or hazardous under applicable laws and regulations, information on the safe handling of each BTS and any pertinent information concerning any adverse effects on people or the environment that may result from use of, exposure to, or disposal of such BTS. OMNIPOINT warrants to Ericsson that each BTS provided by OMNIPOINT is safe for its normal use. OMNIPOINT shall indemnify Ericsson for any expenses that Ericsson may incur by reason of recall or prohibition of use of a BTS. Ericsson shall cooperate with OMNIPOINT to facilitate and minimize the expense of any recall or prohibition against such use.

                        *CONFIDENTIAL INFORMATION;
                        HAS BEEN OMITTED AND FILED
                        SEPARATELY WITH THE COMMISSION


25.  FORCE MAJEURE
     -------------

     If the performance of this Agreement or any obligation hereunder except for the obligations set forth in Sections 6 and 8 is prevented, restricted or interfered with by reason of any circumstance beyond the reasonable control of the party affected including, but not limited to, fires, breakdown of plant, labor disputes, embargoes, government ordinances or requirements, civil or military authorities, acts of god or of the public enemy, acts or omissions of carriers, or inability to obtain necessary materials or services from suppliers, then the party affected shall be excused from such performance on a day-for-day basis to the extent of such interference (and the other party shall likewise be excused from performance on a day-for-day basis to the extent such party's obligations relate to the performance so interfered with); provided that the party so affected shall use reasonable efforts to remove such causes of non-performance.


26.  ARBITRATION
     -----------

     In the event any disagreement should arise between the parties, whether as to the interpretation or operation of this Agreement, or any rights or obligations hereunder, such disagreement shall be finally settled in Washington, D.C. under the rules of the American Arbitration Association. This Section shall not limit the right of either party to seek injunctive relief from a court of law.


27. MARKETING EFFORTS. Ericsson and OMNIPOINT shall cooperate with each other on the marketing and development of IS-661 based equipment and the parties shall negotiate in good faith the formulation and execution of agreements governing the collaborative marketing, deployment and industrialization of IS-661 based equipment and the joint marketing of such IS-661 based equipment.

     Ericsson and OMNIPOINT will cooperate on technical trials of IS-661 based
     equipment and technology *                               Ericsson and
     OMNIPOINT will co-market IS-661 based PCS systems *

28.  GENERAL
     -------

28.1 Any notices to be given under this Agreement, except for notices under Sections 3.2 and 4.10, shall be sent by facsimile, reliable overnight courier or hand delivery to the other party at the following addresses to the attention of:

          If to OMNIPOINT:

               Omnipoint Corporation
               1365 Garden of the Gods Road
               Colorado Springs, Colorado  80907
               Fax:  (719) 548-1393
               Telephone:  (719) 548-1200

               with a copy to:

               Edwin M. Martin, Jr.
               Piper & Marbury L.L.P.
               1200 Nineteenth Street, N.W.
               Washington, DC  20036
               Fax:  (202) 223-2085
               Telephone:  (202) 861-3900

          If to Ericsson:

               Ericsson Inc.
               Radio Systems
               740 East Campbell Road
               Richardson, Texas  75801
               Attention:  General Counsel

28.2 Notices shall be deemed to have been received one Business Day after sending if given by facsimile or overnight courier or upon delivery if given by hand.

28.3 The failure of a party to enforce any provision of this Agreement shall not constitute a waiver of such provision or the right of such party to enforce such and every other provision.

28.4 The validity, interpretation and performance of this Agreement, the rights and obligations arising hereunder and any purchase made hereunder shall be governed by the laws of the State of New York without reference to the UNCITRAL Conventions on Contracts for the International Sale of Goods.

28.5 Neither party shall assign this Agreement or any rights hereunder or subcontract any of its obligations under this Agreement without the prior written consent of the other party, such consent not to be unreasonably withheld. Notwithstanding anything to the contrary contained in the previous sentence, Ericsson acknowledges and agrees that OMNIPOINT presently has, or in the future may have, contractual agreements with certain vendors, including Nortel, for the production and manufacture of BTSs and BTS components, and Ericsson hereby consents to OMNIPOINT contracting with such vendors for the production and manufacture of BTSs and BTS components. Notwithstanding the restrictions on assignment contained in the first sentence of this subsection 27.5, either party may assign this Agreement in the event of a bona fide sale of the party to a third party, and both parties consent in advance to an assignment of this Agreement in the event of such bona fide sale of the other party to a third party.

28.6 Section headings are inserted for convenience only and shall not be used to interpret this Agreement.

28.7 All obligations and liabilities which, by their nature, are intended to survive the expiration or termination of this Agreement shall remain in effect beyond any expiration or termination of this Agreement.

28.8 If any provision of this Agreement is or becomes illegal or unenforceable in whole or in part in a country, the remaining provisions shall nevertheless be valid and binding with respect to that country so long as they continue to express the original intent of the parties. If not, this Agreement shall not apply in that country, but the parties shall negotiate in good faith to extend the benefit of this Agreement to that country in some other manner.

28.9 This Agreement and the Appendices to it, together with the [Insert name of all agreements] entered into on the date hereof, constitute the entire agreement between the parties on the subject matter hereof and supersede all prior agreements and communications. This Agreement may not be modified except by means of an amendment which expressly references this Agreement and is duly executed by each of the parties.

IN WITNESS WHEREOF, the parties hereto have signed this Agreement by their duly authorized representatives.


ERICSSON INC.                   OMNIPOINT CORPORATION

By: /s/ Bo Hedfors              By: /s/ George F. Schmitt
    -------------------------       ------------------------------

Print Name: Bo Hedfors          Print Name: George F. Schmitt
            -----------------               ----------------------

Title: President                Title: President
       ----------------------          ---------------------------

Date: April 16, 1996            Date: April 16, 1996
      -----------------------         ----------------------------

                        *CONFIDENTIAL INFORMATION;
                        HAS BEEN OMITTED AND FILED
                        SEPARATELY WITH THE COMMISSION


                                   APPENDIX A
                                   ----------

                     BASE TRANSCEIVER STATION (BTS) PRICES


A.   Ericsson shall pay to OMNIPOINT the greater of *



                                    Upon shipment OMNIPOINT shall invoice
Ericsson the following: *





B.   OMNIPOINT and Ericsson shall establish and mutually agree upon *
          to the First Commercial Production Date, and such prices shall be set
forth Appendix I hereto.  Subsequent                                 shall be
negotiated as provided in Section 7.2 and shall be attached hereto as Appendix
J.

C. *



D. If the Corrected Amount is greater than the Amount Paid, Ericsson shall pay the difference to OMNIPOINT; if the Amount Paid is greater than the Corrected Amount, Ericsson shall take the credit against the next payment to OMNIPOINT of an invoiced amount.

E. At the written request of either Party, the negotiations contemplated in paragraph B of this Appendix A shall commence within *

          Any such renegotiated Benchmark Price shall be added hereto by amendment. Until the Parties agree to renegotiated Benchmark Prices, the Benchmark Prices, as previously amended, shall remain in effect.

                        *CONFIDENTIAL INFORMATION;
                        HAS BEEN OMITTED AND FILED
                        SEPARATELY WITH THE COMMISSION

     In determining the Benchmark Prices to be renegotiated, the parties shall consider the following:

     (a) the prices are intended to provide OMNIPOINT a *

                                   APPENDIX B
                                   ----------


                     SOFTWARE LICENSE AGREEMENT PROVISION

SOFTWARE; CONFIDENTIAL INFORMATION

       SOFTWARE LICENSE. Subject to the limitations of this Agreement and payment in full of the applicable license fee(s), Seller grants Buyer a non-exclusive, nontransferable license to use Software (including Software Updates, Software Enhancements and Software Features) delivered to Buyer under this Agreement solely in conjunction with the operation of the System. Any other intended use of the Software not specifically authorized herein shall be subject to a separate licensing arrangement between Seller and Buyer.

       OWNERSHIP OF SOFTWARE. Buyer acknowledges that the Software is the property and confidential proprietary information of Seller, Seller's suppliers, or third party licensors, title and ownership rights to Software, including any reproductions, modifications or derivatives thereof, shall remain at all times with Seller, Seller's suppliers, or third party licensors, as applicable. Buyer may not sell, assign, transfer, sublicense, or otherwise make available the Software to any third party (except as provided herein) without the consent of the owner of the Software, nor shall Buyer adapt or create any derivative work using Software or decompile or reverse engineer the Software, without the prior written consent of Seller. In no event may Buyer sell, assign, transfer, license, or otherwise make available any of the Software to any person not purchasing the System, without the consent of the owner of the Software. Buyer may not copy or duplicate the Software, except that Buyer may make one (1) copy of the Software solely for back-up or archival purposes, provided that such copy bears such copyright or other proprietary notices as are contained on the original copy (or as Seller may reasonably require from time to time). Buyer shall not alter or remove any copyright or other proprietary notices on or in copies of the Software. Except as expressly permitted in this Agreement, Buyer agrees not to disclose or cause to be disclosed the Software to any person other than employees or contractors of Buyer duly authorized to use the Software on Buyer's behalf and who have been informed by Buyer of the use and disclosure restrictions set forth herein.

       HARDWARE LIMITATION. The Software supplied under this Agreement shall not, without the prior written consent of the Seller, or the owner of the Software if different from the Seller, be implemented on or used to directly control hardware other than that purchased under this Agreement.

       SOFTWARE TRANSFER. Buyer may transfer this Software license to any subsequent purchasers of the System from Buyer without further approval of Seller provided the subsequent purchasers are not direct competitors of Seller and further provided the subsequent purchasers agree in a writing delivered to Seller to assume Buyer's obligations set forth in this Agreement relating to the Software.

       SOFTWARE ENHANCEMENTS AND FEATURES. Software Enhancements or Software Features may be ordered by Buyer at the prices set forth in Attachment __, and if not therein set forth, at Seller's then current prices therefor. Software Updates shall be provided to Buyer without charge during the Warranty period. Thereafter, Software Updates shall be made available to Buyer pursuant to agreements for System Support Services.

       CONFIDENTIALITY. The parties agree, except as may be required to comply with any applicable law, regulation or order of any governmental or other authority, to:

       (a) maintain, or cause to be maintained, the confidentiality of Confidential Matters of the other party and not disclose, or permit to be disclosed, any such Confidential Matters, unless authorized in writing by such other party;

       (b) not use, or permit to be used, any such Confidential Matters, except in accordance with the scope of this Agreement;

       (c) restrict, or cause to be restricted, disclosure of such Confidential Matters to those officers, employees and agents who need to know such Confidential Matters in the performance of work relating to the subject matter of this Agreement (it being understood that such officers, employees and agents shall be informed of the confidential nature of such Confidential Matters and shall be directed to treat such Confidential Matters confidentially and not use such Confidential Matters other than for the purpose described above); and

       (d) take precautions necessary or appropriate to guard the confidentiality of such Confidential Matters.

       DISCLOSURE UNDER ORDER. In the event that any party hereto becomes obligated to disclose Confidential Matters pursuant to an order of any governmental or other authority, such party shall seek a protective order or other appropriate remedy that will permit such party to avoid such disclosure. In the event that such protective order or other remedy is not obtained, such party will disclose only that portion of the Confidential Matters as it is obligated to disclose pursuant to such order, and will use all reasonable efforts to obtain assurances that confidential treatment will be accorded to any Confidential Matters so disclosed.

       INJUNCTIVE RELIEF. Notwithstanding the provisions of Article ____ of this Agreement, the parties agree that Buyer or Seller may enforce provisions of this Article ___ by an action for injunctive relief or other equitable remedies.

       NO IMPLIED LICENSE GRANT. Except as expressly provided herein, nothing contained in this Agreement shall be construed or deemed to grant, either directly or indirectly or by implication, any license under any existing or future intellectual property rights of Seller.

                                   APPENDIX C

                ELECTRONIC DATA INTERCHANGE ("EDI") TRANSMISSION

This Appendix C contemplates the future issuance and transmission by electronic means between OMNIPOINT and Ericsson of information and Orders, Blanket Orders, (all hereinafter in this Appendix C referred to as "Orders"), acknowledgments thereof by OMNIPOINT, and "Invoices." The EDI transactions between OMNIPOINT and Ericsson shall be in accordance with this Agreement. This Appendix C shall not apply to Orders delivered solely in hard copy document form.

OMNIPOINT and NT shall conduct EDI transactions by forwarding their EDI transmissions through a third-party computer network with which Ericsson and OMNIPOINT have a services agreement (the "Network"). Ericsson and OMNIPOINT shall provide such authorization to the Network as may be necessary to accomplish the electronic transmission of such party's data as contemplated hereunder.

The EDI transactions between Ericsson and OMNIPOINT shall be made in accordance with the version of the American National Standards Institute ("ANSI") Business Data Interchange Standards ANSI X12, inclusive of transaction sets, data dictionary, data elements and transmission control, unless other EDI transmission standards are agreed to in writing by the parties. Each party shall be responsible for its respective costs incurred in sending and receiving EDI transmissions.

Each Order placed through EDI transmission between Ericsson and OMNIPOINT shall reference both the agreement number of this Agreement and the applicable Ericsson Order number. Drawings, specifications and the like that pertain to an Order will not be sent by EDI transmission, but instead by TDI or delivered to OMNIPOINT by Ericsson in tangible form referencing the Order number. The parties may, but shall not be required to, deliver hard copy documents of the electronically transmitted Orders and acknowledgments thereto.

An Order (ANSI X12, Transaction Set 850) shall be transmitted electronically by Ericsson to OMNIPOINT through the Network. OMNIPOINT shall be required to access at least once on each business day the agreed upon Network to determine whether it has received any Orders. A functional Acknowledgment of Receipt of Transmission (ANSI X12, Transaction Set 997) shall be provided by the receiving party to the sending party immediately upon receipt of an EDI transmission. A full Transaction Acknowledgment (ANSI X12, Transaction Set 855) shall be transmitted by OMNIPOINT within two (2) business days after transmittal of the functional Acknowledgment of Receipt of Transmission.

Each Order shall contain and each full Transaction Acknowledgment shall confirm the price, quantity, Delivery Location, location to which the invoice shall be rendered for payment, method of shipment, Delivery Date and/or Shipping Date. In the event that OMNIPOINT cannot comply with the price, quantity, and other terms referenced above as set forth in the electronically transmitted Order, OMNIPOINT shall notify Ericsson to that effect in the full Transaction Acknowledgment. Upon such notification, Ericsson shall, in addition to any remedies available to it under the Agreement, have the option to require OMNIPOINT's compliance with the Agreement, accept OMNIPOINT's revised order data, counter OMNIPOINT's revised Order data with a modified Ericsson request, or cancel the Order in whole or in part. Shipment of BTSs shall be made by OMNIPOINT to Ericsson accordance with the terms of the Agreement.

If Ericsson reschedules, cancels or otherwise changes an Order in accordance with the terms of the Agreement, Ericsson will transmit electronically to OMNIPOINT a Purchase Order Change (ANSI X12, Transaction Set 860) and OMNIPOINT will transmit electronically a Purchase Order Change Acknowledgment (ANSI X12, Transaction Set 865) to Ericsson within two (2) business days after receipt by OMNIPOINT of the Purchase Order Change.

Any forecast information (ANSI X12, Transaction Set 830 with a quantity status code of "D" shown in the applicable time period field on such Transaction Set) provided to OMNIPOINT by Ericsson ordering location utilizing EDI transmission is solely intended for use in OMNIPOINT's forward planning and is not to be construed or interpreted as an Order or as a commitment by Ericsson to buy and quantity of BTSs except as set forth in the Agreement.

A Transaction Set 830 Release (ANSI X12, Transaction Set 830 with a quantity status code of "C" shown in the applicable time period field on such Transaction
Set) shall be provided to OMNIPOINT by Ericsson ordering location to confirm a Delivery Date and/or Shipping Date for firm shipping quantities bought by Ericsson pursuant to a Blanket Order where Ericsson requires that OMNIPOINT send an Advanced Shipment Notice (ANSI X12, Transaction Set 856) prior to shipment. Upon receipt of such Transaction Set 830 Release, OMNIPOINT shall thereafter transmit to Ericsson such Advanced Shipment Notice not less than the number of days agreed upon between the Delivery Location and OMNIPOINT prior to shipment of the quantity of BTSs covered by such Transaction Set 830 Release.

Each party acknowledges and agrees that neither party shall have any liability for Orders erroneously transmitted to or received due to the malfunction of or a defect in the Network's system or other causes beyond the transmitting party's reasonable control. If OMNIPOINT receives a distorted EDI transmission, OMNIPOINT shall promptly contract the Network to reject the distorted transmission and request that such transmission be resent. If OMNIPOINT receives an Order by EDI transmission stating a quantity and/or price significantly higher or lower than the typical quantity and/or price shown on Orders issued by Ericsson, OMNIPOINT shall promptly contract such ordering location to confirm the accuracy of the electronically transmitted Order.

An "Invoice" (ANSI X12, Transaction Set 810) may be transmitted electronically by OMNIPOINT to Ericsson through the Network. Ericsson, when ordering under this Agreement, shall be required to access at least once on each business day the agreed upon Network to determine whether it has received any invoices. A functional acknowledgment of receipt of transmission (ANSI X12, Transaction Set 997) shall be provided by the receiving party to the sending party immediately upon receipt of an EDI transmission.

Each Invoice shall contain at least the price per unit, quantity, invoice number, invoice date, all relevant extra charges and taxes, purchase order number, total invoice amount, unit of measure, packing slip number, and shipping date.

Each party acknowledges and agrees that neither party shall have any liability for Invoices erroneously transmitted to or received by Ericsson due to the malfunction of or a defect in the Network's system or other causes beyond the transmitting party's reasonable control.

Each party shall adopt as its signature an electronic identification consisting of symbol(s) or code(s) which are to be affixed to or contained in each document transmitted by such party ("Signatures"). Each party agrees that any Signature of such party affixed to or contained in any transmitted document shall be sufficient to verify that such party originated such document. Each party shall use reasonable efforts to not disclose the Signature of the other party to any unauthorized third party.

This Appendix C shall evidence the intent of the parties to create binding purchase and sale obligations pursuant to the electronic transmission and receipt of documents specifying at a minimum the applicable terms which are required by this Agreement to be included in such documents.

Any document properly transmitted pursuant to this Appendix C shall be considered, in connection with any transaction and this Agreement, to be a "writing" or "in writing"; and any such document when containing, or to which there is affixed, a Signature ("Signed Documents") shall be deemed for all purposes (a) to have been "signed" and (b) to constitute an "original" when printed from electronic files or records established and maintained in the normal course of business.

The conduct of the parties pursuant to this Appendix C, including the use of Signed Documents properly transmitted pursuant to this Appendix C, shall, for all legal purposes, evidence a course of dealing and a course of performance accepted by the parties in furtherance of this Appendix C and this Agreement.

The parties agree not to contest the validity or enforceability of Signed Documents under the provisions of any applicable law relating to whether certain agreements are to be in writing or signed by the party to be bound thereby. Signed Documents, if introduced as evidence on paper in any judicial, arbitration, mediation or administrative proceedings, shall be admissible as between the parties to the same extent and under the same conditions as other business records originated and maintained in documentary form. Neither party shall contest the admissibility of copies of Signed Documents under either the business records exception to the hearsay rule or the best evidence rule on the basis that the Signed Documents were not originated or maintained in documentary form. In the absence of a notice that a transmitted electronic document was received with garbled information or other evidence of faulty EDI transmission, the originating party's records of the contents of an electronic document so transmitted shall control in the event of a conflict between the records of the parties as to such electronic document.

                                   APPENDIX D
                                   ----------

                            TECHNICAL SPECIFICATIONS

                          *CONFIDENTIAL INFORMATION;
                          HAS BEEN OMITTED AND FILED
                        SEPARATELY WITH THE COMMISSION

                                   APPENDIX E
                                   ----------

                               QUALITY STANDARDS

1.  Quality Standards.
    -----------------

     OMNIPOINT shall be required to have its processes for design, procurement, manufacturing, delivery and other related areas qualified to meet the requirements of Ericsson's corporate standard (as reasonably amended by Ericsson from time to time) and shall allow Ericsson reasonable access, upon five (5) Business Days notice, during normal business hours, to its facilities and data for source inspection and process audits, provided that in such cases Ericsson personnel involved shall be subject to OMNIPOINT's normal safety, security and confidentiality requirements and shall not unreasonably interfere with the business operations of OMNIPOINT. Should Ericsson reasonably believe that a source inspection is necessary, such inspection may include a review of any or all function tests.

2.   Quality Measurements.
     --------------------

2.1 OMNIPOINT agrees to respond to quality concerns expressed by Ericsson, following receipt from Ericsson of appropriate data and suspect material, in the following manner: *



2.2 OMNIPOINT agrees to monitor and report to Ericsson BTS reliability through laboratory testing.

                                   APPENDIX F
                                   ----------

                                CLASS A CHANGES

1. The following describes Class "A" change types and applications procedures for each:

1.1  Change Type "A"
     ---------------

     Changes which are needed to correct inoperative electrical or mechanical conditions, extremely unsatisfactory operating conditions, or conditions which result in safety hazards. The use of the Class A designation has the following impact:

     (a) Shipment of the affected BTS materials will stop until the change is incorporated. Analysis will determine at what stage of production the change will be incorporated. In many cases, the change may cause factory production of the affected BTSs to be stopped.

     (b)  OMNIPOINT-owned Products will be modified.

     (c) Requires OMNIPOINT change notice action to inform Ericsson of the change. This could possibly affect installation dates or necessitate origination of a remedial order to correct equipment which has been delivered to Ericsson.

     (d) Requires OMNIPOINT action which assures Ericsson notification of Class A changes through change notice procedures.

     Application: Immediate action shall be taken by OMNIPOINT and Ericsson to correct the condition on all jobs or BTSs in the hands of OMNIPOINT or Ericsson.

     Record: No record of figures and options (such as wiring and apparatus) previously shown on the drawing shall be maintained.

1.2  Change Type "AC"
     ----------------

     Changes which are needed to correct inoperative electrical or mechanical conditions, or unsatisfactory maintenance or operating conditions, or conditions which result in safety hazards, except that the conditions are caused by circuit combinations or options which exist only on certain jobs or BTSs.

     To compensate for marginal (worse circuit) cases where the inoperative or unsatisfactory conditions exist on certain jobs or BTSs and are not or cannot be associated with specific circuit combinations or options, for example, high traffic usage problems (where a specific unit cannot meet the design intent), environmental problems (not including local conditions under which a BTS was never intended to operate), etc. The applicable condition shall be described on the change authorization.

     Regardless of the condition, the use of the Class AC designation may have the following impact:

     (a) Shipment of the affected BTS will stop until the change is incorporated. Analysis will determine at what stage of production the change will be incorporated. In many cases, the change may cause factory production of the affected BTS to be stopped.

     (b)  The BTS will be modified if specified in the change authorization.

     (c) Requires OMNIPOINT change notice action to inform Ericsson of the change. This could possibly affect installation dates or necessitate origination of remedial order to correct equipment which has been delivered to Ericsson.

     (d) Requires OMNIPOINT action which assures Ericsson notification of changes through change notice procedures.

     Application: Action shall be taken by OMNIPOINT and Ericsson to selectively correct the condition on those jobs or BTSs affected. The charge shall be applied as specified in the change authorization.

     Record: A detailed record of figures and options (such as wiring and apparatus) previously shown on the circuit drawing shall be maintained.

1.3  Change Type "AR"
     ----------------

     Changes which are needed to correct unsatisfactory electrical or mechanical, or unsatisfactory operating conditions, which may be allowed to exist on a temporary basis. Regardless of the condition, the use of the Class AR designation has the same impact as Class A except that in some cases, jobs may be delivered to Ericsson without incorporating the change as noted under application.

     Application: This change shall be made by Ericsson and OMNIPOINT on all jobs in the hands of Ericsson or OMNIPOINT as soon as possible. Those jobs in the hands of OMNIPOINT shall have the change made before delivery to Ericsson except where delivery is approved by Ericsson, in which case the change shall be applied as soon as possible after delivery.

     Record: No record of figures and options (such as wiring and apparatus) previously shown on the drawing shall be maintained.

2. For Class A changes, OMNIPOINT shall perform replacements or repairs, at no charge to Ericsson.

     All changes that require only like-for-like circuit pack swap will be shipped to Ericsson. Ericsson requirements for OMNIPOINT to be on-site to perform the circuit pack swaps will be a billable issue and Ericsson will be billed for job labor and expenses.

                                   APPENDIX G
                                   ----------

                        MUTUAL NON-DISCLOSURE AGREEMENT

                             OMNIPOINT CORPORATION
                             ---------------------
                        MUTUAL NON-DISCLOSURE AGREEMENT
                        -------------------------------


     This Agreement is made by and between ERICSSON NETWORK SYSTEMS, INC. ("Erisccon") its subsidiaries and affiliates a Delaware corporation, having its principal place of business at 730 International Parkwat, Richardstown, Texas 75081 and OMNIPOINT CORPORATION ("Omnipoint") a Delaware corporation having its principal place of business at 7150 Campus Drive, Suite 155, Colorado Springs, CO 80920.

     The parties are evaluating the possibility of entering into a contractual arrangement relating to the design, development and/or production of wireless telecommunications services, products or equipment. In furtherance of that evaluation process and for such other purposes as the parties may agree in writing, the parties may wish to disclose to each other Proprietary Information (as defined below).

     Both parties acknowledge and agree that their relationship with respect to such discussions and other exchanges of information is one of mutual trust and confidence and that both parties will have, through such discussions and other exchanges of information, access to Proprietary Information (as defined below). Both parties agree that it and each of its officers, directors, employees, agents, accountants and counsel will maintain the confidentially of all such Proprietary Information as follows:

     1.  PROPRIETARY INFORMATION.   "Proprietary Information", for the purposes
of this Agreement, shall mean all information and know-how, whether ornot in writing, disclosed by one party to the other party and relating to the business, technical or financial affairs of the disclosing party or its subsidiarie, affiliates, customers, potential customers, suppliers or potential suppliers. Proprietary Information may include, by way of illustration and not limitation, any invention, product, formula, method, technique, composition, compound, project, development, plan, vendor information, customer information, apparatus, equipment, trade secret, process, research, reports, clinical data, financial data, technical data, computer program, software, software documentation, hardware design, technology, marketing or business plan, forecast, unpublished financial statement, budget, license, price, cost and personnel data. Notwithstanding the public knowledge through legal means without fault by the receiving party, is already public knowledge prior to the disclosing party's disclosure of the same to the receiving party, or is known to the receiving party to the disclosure of the same pursuant to this Agreement.

     2.   OBLIGATIONS.
          ------------

          a. The receiving party will not disclose any of the disclosing party's Proprietary Information or part thereof to others outside the receiving party, and will not use the same for any purpose other than as expressly contemplated by this Agreement.

          b. The receiving party agrees that all files, letters, memoranda, reports, records, data, sketches, drawings, labatory notebooks, program listings, or other written, photographic, or other tangible material containing disclosing party Proprietary Information which the receiving party creates or which shall come into its custody or possession shall be and are the exclusive property of the disclosing party to be used by the receiving party only for the purposes expressly contemplated by this Agreement. All such records or copies thereof and all tangible property of the disclosing party in the custody or possession of the receiving party shall be delivered to the disclosing party upon the request by the disclosing party. After such delivery, the receiving party shall not retain any such records or copies thereof or any such tangible property.

     3. PRESERVATION OF CONFIDENTIALITY. The receiving party will use the same degree of care in safeguarding the Proprietary Information as it uses for its own confidential or like information and shall restrict disclosure of the Proprietary Information to thos employees and agents authorized by the receiving party to receive the same in furtherance of the purposeses of this Agreement.

     4.   GENERAL.
          --------

          a. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

          b. No delay or ommission by eother party in exercising any right under this Agreement will operate as a waiver of that or any other right. A waiver or consent given by either party on any one occasion is effective only in that instance and will not be construed as a bar to or waiver of any right on any other occasion.

          c. This Agreement is governed by and will be construed in accordance with the laws of the State of Delaware.

          d. Both parties acknowledge that breach of the foregoing obligations may cause injury to the disclosing party and that the disclosing party may seek and obtain injunctive or other equitable relief against such breach or threatened breach without prejudice to any other remedies which may be available to it.

          e. Nothing in this Agreement shall be construed as establishing or implying any partnership between the parties and nothing in this Agreement shall be deemed to constitute either of the parties hereto as the agent of the other party or to authorize either party to incur any expenses on behalf of the other party or to commit the other party in any way whatsoever, without obtaining the other party's prior written consent.

          f. Nothing contained in the Agreement shall be construed as implying any commitment or agreement by either party to make any investment in the other party or in any business of the other party or to enter into any other business arrangement of any nature whatsoever with the other party.

          g. The obligations of confidentiality hereunder in respect of any Proprietary Information shall terminate five (5) years from the date of the disclosure of such Proprietary Information.

          BOTH PARTIES READ ALL OF THE PROVISIONS OF THIS AGREEMENT AND UNDERSTAND AND AGREE TO EACH OF SUCH PROVISIONS.


                                     ERICSSON NETWORK SYSTEMS, INC.


     By:       /s/ Michael L. Margolis
              ---------------------------------------------------

     Name:     Michael L. Margolis
              ---------------------------------------------------

     Title:    Vice President - Marketing
              ---------------------------------------------------

     Date:     June 15, 1993
             ----------------------------------------------------


                             OMNIPOINT CORPORATION


     By:       /s/ Evelyn Goldfine
              ---------------------------------------------------

     Name:     Evelyn Goldfine
              ---------------------------------------------------

     Title:    Director of Administration
              ---------------------------------------------------

     Date:    June 16, 1993
              ---------------------------------------------------

                                  APPENDIX H

                                 TO BE PROVIDED

                                  APPENDIX I

                                 TO BE PROVIDED

                                  APPENDIX J

                                   RESERVED